[Exhibit 14.1]
                         MED GEN, INC.


                    OFFICERS' CODE OF ETHICS

I.   INTRODUCTION


 A.      Purpose of Code.

Med Gen, Inc. (the "Corporation") is committed to the highest standards of legal and ethical conduct, including providing full and accurate financial disclosure in compliance with applicable laws, rules and regulations and maintaining its books and records in accordance with applicable accounting policies, laws, rules and regulations. This Code of Ethics for all of the Corporation's Officers (the "Code") is designed to set forth particular standards of conduct that the Corporation requires of all of its officers to follow. Any activity by an officer of the Corporation contrary to this
Code is prohibited and is not within the scope of employment or authority of such persons.

B.      Persons Subject to this Code.

This Code is applicable to the following Corporation personnel:

        1.      President
        2.      Chief Executive Officer
        3.      Chief Financial Officer
        4.      All Vice Presidents
        5.      Secretary and any and all assistant secretaries
        6.      Treasurer, Assistant Treasurer, and or
                Controller; and
        7. All other persons performing similar functions as persons in the enumerated positions.

C.      Distribution and Commitment.

All  Covered  Persons will be given a copy of  this  Code.   Each
Covered Person will be required to certify that each (i) has read and understands the guidelines contained in this Code and (ii) will comply with the terms of this Code.

II.    COMPLIANCE WITH RULES AND REGULATIONS.

The Corporation is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. As a Covered Person, you must not only comply with applicable laws, however. You also have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing employee compliance concerns.

III.   CONFLICTS OF INTEREST

A. General Statement. All Covered Persons are expected to use good ethical judgment, and to avoid situations that create an actual or potential conflict between the Covered Person's personal interests and the interests of the Corporation. A conflict of interest also exists where the Covered Person's loyalties or actions are divided between the Corporation's interests and those of another, such as a competitor, supplier or customer. Both the fact and the appearance of a conflict should be avoided. Before making any investment, accepting any position or benefits or participating in any transaction or business arrangement that creates or appears to create a conflict of interest, Covered Persons must obtain the written approval of the Board of Directors. While it is not feasible to describe all possible conflicts of interest that could develop, the following are some of the more common examples.

B. Examples of Conflicts. 1. Financial Interest in Another Business. Covered Persons should not have an undisclosed direct or indirect financial interest in a customer, supplier, competitor or others with whom the Corporation does business. The ownership of less than Five (5%) percent of the publicly traded


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stock  of  a  corporation will not be considered a  conflict.  2.
Other Employment and Outside Activities. Without the written consent of the Board of Directors, Covered Persons should not work for, become directly or indirectly involved with, or receive compensation of any sort from, a customer, supplier or competitor of the Corporation or others with whom the Corporation does business. Covered Persons should not engage in any undisclosed activity that may be competitive with or contrary to the
interests   of  the  Corporation.   3.  Corporate  Opportunities.
Business opportunities of which Covered Persons learn as a result of employment with the Corporation belong to the Corporation, if within the scope of the Corporation's existing or contemplated business, and should not be taken advantage of for personal gain.

IV.    DISCLOSURE  IN  REPORTS

The Corporation is committed to providing full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications made by the Corporation.

V.    COMPLIANCE WITH THIS CODE

If Covered Persons have questions about this Code, advice should be sought from the Board of Directors. If a Covered Person knows of or suspects a conflict of interest or a violation of applicable laws or regulations or this Code, the Covered Person must immediately report that information to the Chief Executive Officer or, if the suspected violation concerns the Chief Executive Officer, to the Board of Directors.

VI.    ACCOUNTABILITY;  WAIVER  OF THIS  CODE

The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or reassignment of the individual involved, suspension with or without pay or benefits and termination of the individual's employment. The Corporation will waive application of the policies set forth in this Code only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in and waivers of this Code may be made only by the Board of Directors and will be disclosed as required under applicable law and regulations.